Exhibit 99.1

TRANSMITTAL OF FINANCIAL REPORTS AND

CERTIFICATION OF COMPLIANCE WITH

UNITED STATES TRUSTEE OPERATING REQUIREMENTS

FOR THE LTV INTEGRATED STEEL BUSINESS FOR THE PERIOD ENDED

JANUARY 31, 2012

:
In re:	:	Chapter 11
:
LTV STEEL COMPANY, INC.,	:	Jointly Administered
A New Jersey corporation, et al.,	:	Case No. 00-43866
:
Debtors.	:	Judge Richard Speer

As President and Treasurer of The LTV Corporation (“LTV”), a corporation organized under the laws of the State of Delaware and one of the debtors and debtors in possession in the above-captioned Chapter 11 cases (collectively, the “Debtors”), I hereby affirm that:

1. I have reviewed the following Integrated Steel Business financial reports for January 2012 attached hereto (collectively, the “Statements”) – Cash Receipts and Disbursements and Debtors’ Cash Account Balances.

2. The Statements are based on the Debtors’ books and records maintained in the ordinary course of business. The statements have been prepared in accordance with normal and customary accounting practices and fairly and accurately reflect the relevant information for the applicable period.

3. The insurance described in Section 4 of the Operating Instructions and Reporting Requirements for Chapter 11 Cases (the “Operating Instructions”) issued by the U.S. Trustee remains in force.

4. All postpetition taxes, as described in Sections 1 and 14 of the Operating Instructions, and due prior to the commencement of the LTV Steel Asset Protection Plan, are current and have been paid in the ordinary course of business.

5. No professional fees have been paid without specific Court authorization.

The Statements were prepared by LTV under my direction and supervision. LTV verifies that, to the best of its knowledge, the information set forth in the Statements is true and correct.

Dated: February 15, 2012	/s/ John T. Delmore
John T. Delmore
President and Treasurer
The LTV Corporation

The LTV Corporation

Integrated Steel Business

Cash Receipts and Disbursements - January 2012

(Unaudited)

($ in Thousands)

Receipts	$1

Disbursements:
Labor	33
Non-labor administrative expenditures	35
Insurance/Taxes	—
Other	30
Chapter 11 Professionals	306

Total	404

Receipts less Disbursements	(403)
Beginning cash balance	2,222

Ending cash balance	$1,819

See accompanying notes to Cash Receipts and Disbursements Schedule.

The LTV Corporation

Notes to Integrated Steel Business Cash Receipts and Disbursements Schedule - January 2012

On December 7, 2001, the Court entered an order (the “APP Order”) authorizing LTV Steel Company, Inc. and its affiliated debtors (collectively, the “Debtors”) to implement an asset protection plan (the “APP”) for the safe and orderly cessation and winddown of their integrated steel business over a nine-month period (the “APP Period”). On August 30, 2002 the Court entered an order that, among other things, extended the duration of the APP from September 13, 2002 to December 13, 2002. Pursuant to the APP Order, the Debtors hot-idled their primary integrated steel facilities in December 2001 and ceased producing steel. After entry of the APP Order, the Debtors’ integrated steel business continued to ship product that remained in inventory, collected receivables and marketed the integrated steel assets for sale under Court-approved sale procedures. By order dated February 28, 2002, the Court approved the sale of substantially all of the Debtors’ integrated steel assets to WLR Acquisition Corp. n/k/a International Steel Group, Inc. (“ISG”) for a purchase price of approximately $80 million (of which approximately $11 million was allocated to the purchase of the assets of certain non-debtor railroads), plus the assumption of certain environmental and other obligations. ISG also purchased inventories which were located at the integrated steel facilities for approximately $52 million. The sale of the Debtors’ integrated steel assets to ISG closed in April 2002, and a second closing related to the purchase of the inventory occurred in May 2002.

Under the APP, the Debtors paid expenditures in accordance with a budget negotiated with their postpetition secured lenders (collectively, the “DIP Lenders”) for the consensual use of cash collateral to complete the orderly wind down of the integrated steel business, which budget was approved by the Court on December 18, 2001 and subsequently amended from time to time (the “APP Budget”). Pursuant to the APP Budget, the Debtors were also required to fund certain expenditures for professional fees and expenses.

On December 31, 2002, substantially all of the assets of the Pipe and Conduit Business, consisting of LTV Tubular Company, a division of LTV Steel Company, Inc., and Georgia Tubing Corporation, were sold to Maverick Tube Corporation for cash of approximately $120 million plus the assumption of certain environmental and other obligations. On October 16, 2002, the Debtors announced that they intended to reorganize the Copperweld Business as a stand-alone business. LTV no longer exercised any control over the business or affairs of the Copperweld Business. A separate plan of reorganization was developed for the Copperweld Business. On August 5, 2003, the Copperweld Business filed a Disclosure Statement pursuant to Section 1125 of the Bankruptcy Code for the Joint Plan of Reorganization of Copperweld Corporation and Certain of its Debtor Affiliates. On October 8, 2003, the Court approved the Second Amended Disclosure Statement. On November 17, 2003, the Court confirmed the Second Amended Joint Plan, as modified, and on December 17, 2003 the Effective Date occurred and the common stock was cancelled. Because The LTV Corporation (“LTV”) received no distributions under the Second Amended Plan, LTV’s equity in the Copperweld Business is worthless and has been cancelled. On March 31, 2011, the Court granted a final decree closing the chapter 11 cases of each of the Copperweld debtors.

In November 2002, the Debtors paid the DIP Lenders the remaining balance due for outstanding loans and in December 2002, the remaining letters of credit were cancelled or cash collateralized. Consequently, the Debtors have no remaining obligation to the DIP Lenders. Pursuant to an order of the Court entered on February 11, 2003, LTV Steel has continued the orderly liquidation and wind down of its businesses.

On October 8, 2003, the Court entered an Order substantively consolidating the Chapter 11 estates of LTV Steel and Georgia Tubing Corporation for all purposes.

The LTV Corporation

Notes to Integrated Steel Business Cash Receipts and Disbursements Schedule - January 2012

In November and December 2003, approximately $91.9 million was distributed by LTV Steel to other Debtors pursuant to the Intercompany Settlement Agreement that was approved by the Court on November 17, 2003. Because the amount of secured and unsecured debt of such other Debtors exceeds the amount of the distributions to such other Debtors, LTV ‘s equity in such Debtors is worthless.

On March 31, 2005, the Court entered an order that among other things: (a) approved a distribution and dismissal plan for LTV and certain other debtors; (b) authorized LTV and LTV Steel to take any and all actions that are necessary or appropriate to implement the distribution and dismissal plan; (c) established March 31, 2005 as the record date for identifying shareholders of LTV that are entitled to any and all shareholder rights with respect to the distribution and dismissal plan and the eventual dissolution of LTV (although shareholders of LTV will not receive a distribution on account of their shares of LTV’s stock) ; and (d) authorized LTV to establish and fund a reserve account for the conduct of post-dismissal activities and the payment of post-dismissal claims.

As previously disclosed, LTV is in the process of liquidating, and its stock is worthless. There is no set of facts known to LTV that will result in proceeds of asset sales exceeding LTV’s known liabilities. Thus, there will be no recovery to LTV’s stockholders. Pursuant to the March 31, 2005 Order, the record date for shareholders has been established as of March 31, 2005. Accordingly, effective as of March 31, 2005, LTV will no longer engage the transfer agent to maintain the transfer records for LTV’s common or preferred stock.

On April 15, 2005, the Official Committee of Administrative Claimants (“ACC”) filed a motion with the Court for an order authorizing the Committee to commence and prosecute causes of action against certain officers and directors of LTV Steel and LTV on behalf of the LTV Steel bankruptcy estate. A hearing on the motion was held in Bankruptcy Court on June 7, 2005. A written ruling was issued on September 2, 2005 whereby the ACC’s motion was granted, in part, as determined in the Court’s Order. On September 13, 2005, the ACC filed a complaint in the United States District Court for the Northern District of Ohio (the “District Court”) against certain officers and directors of LTV Steel and LTV on behalf of the LTV Steel bankruptcy estate (the “Complaint”). On September 20, 2005, the Court granted a motion filed by Mr. Moran, a former director and officer, for a stay pending appeal (the “Stay Order”). On January 30, 2006, the Court entered an Agreed Order whereby, under a stipulation dated as of November 30, 2005 between the ACC and the nine named defendants of the Complaint (collectively, the “Defendants”), the Stay Order shall apply equally to the ACC and all Defendants and shall stay the lawsuit until the disposition of Mr. Moran’s appeal (the “Moran Appeal”). Also, the parties have the right to engage in limited discovery as permitted under terms of the stipulation. On April 2, 2009, the ACC filed its First Amended Complaint (“First Amended Complaint”) and the ACC also filed a Notice of Lifting of The Stipulated Stay of Proceedings.

On November 8, 2006, the District Court entered an order dismissing the Moran Appeal (the “Dismissal Order”). On November 28, 2006, Mr. Moran filed a notice of appeal of the Dismissal Order to the United States Court of Appeals for the Sixth Circuit. The Sixth Circuit heard oral arguments on January 15, 2009 and issued its opinion on March 23, 2009. The opinion of the Sixth Circuit affirmed the November 8, 2006 District Court’s ruling. On April 6, 2009, Mr. Moran filed a Petition for Rehearing and Suggestion for Rehearing En Banc (“Petition for Rehearing”) and Mr. Moran also filed a Notice of Continuation of Stay Pending Consideration by the Sixth Circuit of the Petition for Rehearing. On July 15, 2009, the District Court issued an order lifting the Stay Order previously imposed. On July 21, 2009, the Sixth Circuit issued an order denying the Petition for Rehearing.

The LTV Corporation

Notes to Integrated Steel Business Cash Receipts and Disbursements Schedule - January 2012

On March 28, 2007 the ACC filed a motion with the Court requesting an order to approve the appointment of a Chapter 11 trustee (the “Chapter 11 Trustee Motion”). On April 11, 2007, April 12, 2007 and May 1, 2007 certain of the Defendants filed motions to convert the case to Chapter 7 (the “Chapter 7 Trustee Motion”). On June 28, 2007, the ACC filed a motion to withdraw the Chapter 11 Trustee Motion; the Court granted the ACC’s withdrawal motion on August 1, 2007. An evidentiary hearing on the Chapter 7 Trustee Motion was held in August 2007. The Court has not yet issued its order.

On September 18, 2009, the Defendants filed Motions to Dismiss the First Amended Complaint. A hearing on the Motions to Dismiss was held in the District Court on April 16, 2010. The District Court issued its opinion and order on September 21, 2010 denying the Motions to Dismiss. The discovery deadline was June 27, 2011 and the District Court set a trial date of November 21, 2011, however, due to the pending settlement discussed below, the trial date has been vacated.

In December 2011, the ACC reached a global settlement with the Defendants to the Complaint and various insurance companies under terms of a Directors, Officers and Corporate Liability Policy. The settlement was approved by the Court on December 12, 2011 and the order became effective and enforceable immediately upon entry. Under terms of the settlement agreement, the insurers paid $85 million into the LTV Steel Company Qualified Settlement Fund (the “Settlement Payment”). A portion of the Settlement Payment, net of amounts necessary to pay the fees of the ACC’s special litigation counsel, was disbursed to administrative claimants in December 2011, which resulted in an interim cumulative distribution equal to 95% of the allowed administrative claims except for certain joint and several claims which have now been paid in full. Sufficient funds will be available to fully pay all other allowed administrative claims. A final distribution to administrative creditors will be made in early 2012. Additionally, funds will be available to pay unsecured priority claims on a pro rata basis. A motion to establish a bar date for unsecured priority claims was filed in January 2012.

The LTV Corporation

Integrated Steel Business - Debtors’ Cash Account Balances - January 2012

JP Morgan Chase
Outstanding Checks	1,820
(1)

Total	$1,819